BH-DG Systematic Trading LLP

Code of Ethics
in accordance with Rule 17j-1under the Investment Company Act of 1940 (the “1940 Act”)

I. Introduction and Purpose of the Code

BH-DG Systematic Trading LLP (“BH-DG”) serves as an investment adviser or investment sub-adviser to investment companies registered under the 1940 Act (each, a “Client”).  In such capacity, BH-DG owes a fiduciary responsibility to its Clients. BH-DG and every Access Person (defined below) of BH-DG owe those Clients a duty of undivided loyalty. Clients expect BH-DG to act in their best interests at all times; therefore, BH-DG seeks to maintain a reputation for fair dealing and honesty.

This Code of Ethics (“Code”) is intended to comply with the requirements of Rule 17j-1 under the 1940 Act, applicable when BH-DG acts as an investment adviser or investment sub-adviser to a Client.  It establishes standards of conduct expected of each Access Person and addresses conflicts that arise from an Access Person’s personal trading and other activities. Every Access Person is expected to fully understand and adhere to the policies and procedures set forth in the Code. BH-DG holds all Access Persons equally accountable to every provision within this Code regardless of title and/or work function. As each Access Person must be aware, BH- DG works in a highly regulated industry and is governed by an ever-increasing body of federal, state, and international laws and numerous rules and regulations which, if not observed, can subject BH-DG and/or Access Persons to regulatory sanctions.

The Code is designed to establish procedures for the detection and prevention of activities by which persons having knowledge of the holdings, recommended investments and investment intentions of BH-DG’s Clients may abuse their fiduciary duties, and otherwise to deal with the type of conflict of interest situations addressed by Rule 17j-1 under the 1940 Act.

Although the Code is intended to provide each Access Person with guidance and certainty as to whether or not certain actions or practices are permissible, it does not cover every issue an Access Person may face. In this regard, BH-DG also maintains other compliance-oriented policies and procedures, including, among others, a Personal Account Dealing Policy that may be directly applicable to an Access Person’s specific responsibilities and duties. Nevertheless, this Code should be viewed as a guide for each Access Person with respect to how BH-DG must conduct business, specifically, that the interests of Clients must always come first.

If you have any questions about the Code, you should discuss them with Umar Aziz, Head of Legal and Compliance, as soon as possible to ensure that you remain in compliance with the Code at all times. In the event that any provision of this Code conflicts with any other BH-DG policy or procedure, the provisions of this Code shall apply.

Access Persons must promptly report any violations of the Code of Ethics to Legal and Compliance. Reports of violations of others may be made on an anonymous basis and no Access Person will be penalized for reporting violations or suspected violations.

All Access Persons are expected to read the Code carefully and observe and adhere to its guidance at all times.

II. General

All Access Persons1 acting for a Client of BH-DG are subject to this Code of Ethics. The Code of Ethics is predicated on the principle that BH-DG owes a fiduciary duty to its Clients. Accordingly, Access Persons must

1 “Access Person” means any: (i) member, officer or employee of BH-DG (or of any company in a control relationship to BH-DG) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Restricted Instruments (as defined in BH-DG’s Personal Account Dealing Policy) by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to BH-DG who obtains avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, Access Persons must:

Place Client interests ahead of BH-DG’s interests - As a fiduciary, BH-DG must serve its Clients’ best interests. In other words, Access Persons may not benefit at the expense of Clients.

Engage in personal investing that is in full compliance with BH-DG’s Code of Ethics - Access Persons must review, understand and abide by BH-DG’s Personal Account Dealing Policy set forth as Attachment 1 to the Code of Ethics.

III. Guiding Principles and Standards of Conduct

All Access Persons must act with competence, dignity and integrity, in an ethical manner, when dealing with Clients, prospective Clients, the public, third-party service providers and fellow employees. The following set of principles frames the professional and ethical conduct that BH-DG expects from its Access Persons:

●
Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective Clients, employers, employees, colleagues in the investment profession and other market participants;

●	Place the integrity of the investment profession, the interests of Clients and the interests of BH-DG above one’s own personal interests;

●	Adhere to the fundamental standard that the Access Person should not take inappropriate advantage of his or her position;

●	Conduct all personal securities transactions in a manner consistent with the Personal Account Dealing Policy;

●
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions and engaging in other professional activities;

●	Practice and encourage others to practice in a professional and ethical manner;

●	Promote the integrity of, and uphold the rules governing, capital markets; and

IV. General Prohibitions Mandated by Law

Access Persons and all employees of BH-DG are not permitted, in connection with the purchase or sale of a security, directly or indirectly, to:

●	employ any device, scheme or artifice to defraud any Client;

●
make any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such Client; or

●	engage in any manipulative practice with respect to such Client.

V. Personal Account Dealing Policy

information concerning recommendations made to a Client with regard to the purchase or sale of Restricted Instruments by the Client.

BH-DG has a detailed policy in place for personal account dealing that must be complied with by Access Persons at all times. The Personal Account Dealing Policy is available in Attachment 1.

VI. Conflicts of Interest

As a fiduciary, BH-DG has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its Clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any Client. All Access Persons must try to avoid situations that have even the appearance of conflict or impropriety.

Conflicts of interest may arise when BH-DG or its Access Persons have reason to favor the interests of other investment advisory clients of BH-DG over a Client (e.g., larger clients over smaller Clients, other clients that pay performance fees over Clients that do not pay performance fees, other clients in which Access Persons have made material personal investments, other clients of close friends or relatives of Access Persons). The Code expressly prohibits favoritism of one investment advisory client over another.

VII. Remedial Actions

BH-DG takes the potential for conflicts of interest caused by personal investing very seriously. Access Persons should be aware that BH-DG reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation, including possible termination of employment.

X. Distribution of Code of Ethics, Acknowledgement and Annual Certification

This Code, including any amendments, shall be distributed to Access Persons by Legal and Compliance. On an annual basis, and at such other times as the Head of Legal and Compliance may deem necessary or appropriate, Access Persons shall sign an Acknowledgement and Disclosure Statement, a copy of which is located in Attachment 2, and return it to Legal and Compliance.

XI. Documents and Information Provided by BH-DG to Clients

The Head of Legal and Compliance will:

●	Submit to the Board of Directors of the Client a copy of this Code;

●	Report to the Client in writing any material amendments to this Code promptly, but in no event later than six months after the adoption of such amendment;

●	Immediately furnish to the Client, without request, information regarding any material violation of this Code by any person; and

●
No less frequently than annually furnish to the Client’s Board of Directors a written report that (a) describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations and (b) certifies that BH-DG has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

XII. Recordkeeping

BH-DG will maintain records as set forth below. These records will be maintained in accordance with Rule 17j-1 under the 1940 Act and the following requirements. They will be available for examination by representatives of the U.S. Securities and Exchange Commission.

●	A copy of this Code and any other code of ethics which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

●	A list of all persons who are, or within the past five years have been, required to submit reports under this Code will be maintained in an easily accessible place.

●
A copy of each report made by each Access Person under this Code and the Personal Account Dealing Policy or the information provided in lieu of such report will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

●
A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an easily accessible place.

●
A copy of each annual report to the Board of Directors of a Client will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

●
A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of securities in an “initial public offering” or in a “limited offering” (as defined in Rule 17j-1 under the 1940 Act) for at least five years after the end of the fiscal year in which the approval is granted.

●	A record of all Acknowledgement and Disclosure Statements provided to Legal and Compliance for each person who is currently, or within the past five years was, an Access Person.

Attachment 1

PERSONAL ACCOUNT DEALING POLICY

BH-DG Systematic Trading LLP

PERSONAL ACCOUNT DEALING POLICY (SEPTEMBER 2016)

I.  Background

The Financial Conduct Authority (“FCA”) rules (and certain applicable US regulations) require BH-DG to have a policy  in place  for personal account  dealing  (“PA Dealing”).  This  is to ensure: (i)  the appropriate and proportionate management of potential conflicts posed by PA Dealing; (ii) that no client of BH-DG (a “Client”) is disadvantaged as a consequence of any PA Dealing; and (iii) that no member of staff gains an advantage from knowledge of transactions executed by BH-DG for its Clients or otherwise misuses or improperly discloses confidential information.

With limited exception, BH-DG transacts on behalf of its Clients in highly liquid competitive markets wherein the ability of any one institution to affect market conditions is at best minimal.

II.  Who does this policy apply to?

The policy applies to each of the following persons1:

1)  members of BH-DG;

2)  employees of BH-DG;

3)  BH-DG’s consultants and secondees;

4)  BH-DG’s agents (and those contracted under critical outsourcing arrangements);

5)  the spouse, partner or child of a person falling into categories 1) – 3) above; and

6)  any person who is financially dependent upon a person falling into categories 1) – 3) above,

each being a “Relevant Person”.

III. What types of activity does this policy apply to?

This policy applies to trading in  any financial instrument or asset class (each a “Restricted Instrument”) unless expressly stated to be an Excluded Instrument (see below). For the avoidance of doubt, Restricted Instruments include but are not limited to investments relating to securities traded in all Prescribed Markets2 whether traded on or off-exchange, spread bets, unlisted securities (including private companies, partnerships and limited partnerships),  private placements,3  closed-end fund  and other initial public

1 NB, if you have been identified as an “Access Person” by Legal and Compliance, you will also be subject to the firm’s Code of Ethics.
2 Currently (a) all markets which are established under the rules of a UK recognised investment exchange, (b) OFEX, (c) all regulated markets.
3 A private placement is any offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the U.S. Securities Act of 1933 (the “Securities Act”) or pursuant to Rules 504, 505, 506 under the Securities Act.

BH-DG Systematic Trading LLP 3rd Floor, 10 Grosvenor Street, London W1K 4QB	BH-DG Systematic Trading LLP Registered Address: 4th Floor, Reading Bridge House, George Street, Reading RG1 8LS	Tel: 020 7408 5200 Fax: 020 7408 5299 Partnership No. OC355973

BH-DG Systematic Trading LLP is a limited liability partnership authorised and regulated by the Financial Conduct Authority offerings4, bonds, collective investment schemes, FX (other than for personal expenditure), CFDs, derivatives, stock or fund ISAs, stock options, NURS, SEC regulated funds, discretionary managed accounts and instruments held in trusts or nominee structures.

You are not allowed to trade in any investment in which you either:

(i)	are involved in activities that may give rise to a conflict of interest;

(ii)	have access to inside information; or

(iii)	have access to confidential information relating to clients or transactions with or for clients.

The following are not Restricted Instruments (each an “Excluded Instrument”):

1)	physical real estate;

2)	National Savings products;

3)	bank accounts;

4)	cash ISAs;

5)	physical commodities;

6)	pensions which are not SIPPs;

7)	transactions effected for, and Restricted Instruments held in, a trust over which the Relevant Person has no direct or indirect influence or control; and

8)	units/shares in UCITS funds provided that they are held for the Minimum Holding Period of 30 calendar days save for any UCITS funds that the firm provides with investment management services.

Legal and Compliance reserves the right to request evidence of any holdings (including Excluded Instruments) at any time in their absolute discretion. This policy applies to any Restricted Instrument in which a Relevant Person holds a “Beneficial Interest”5held in any account whatsoever (each, a “Personal Account”).

IV.  Requirement for approval from Legal and Compliance

A Relevant Person may not deal in a Restricted Instrument without prior approval from Legal and Compliance or the Chief Operating Officer.

4 An initial public offering is any offering of securities registered under the Securities Act, the issuer of which immediately before the registration was not subject to the reporting requirements of Section 13 or 15(d) of the U.S. Securities and Exchange Act of 1934.
5 “Beneficial Interest” means any interest by which a Relevant Person can directly or indirectly derive monetary benefit from a personal security transaction.

BH-DG Systematic Trading LLP 3rd Floor, 10 Grosvenor Street, London W1K 4QB	BH-DG Systematic Trading LLP Registered Address: 4th Floor, Reading Bridge House, George Street, Reading RG1 8LS	Tel: 020 7408 5200 Fax: 020 7408 5299 Partnership No. OC355973

BH-DG Systematic Trading LLP is a limited liability partnership authorised and regulated by the Financial Conduct Authority

A.  How to seek permission to PA deal

1.
Relevant Persons must request permission to PA Deal by completing the online PA Dealing Request Form on the firm’s intranet page. If a Relevant Person wishes to PA Deal on behalf of a third party, they must still seek permission to PA Deal as if it were for themselves. If you obtain permission but subsequently decide not to trade the relevant instrument, please ensure you designate the request as “Not Traded” on the online PA Dealing system.

2.	Each PA Dealing request MUST set out:

i.	the instrument to be traded;

ii.	whether it is a purchase or a sale;

iii.	the approximate cash consideration (or value per tick for spreadbets);

iv.	the quantity;

v.	terms of any stop-loss; and

vi.	the counterparty or broker.

3.
If permission is granted, it is valid for 24 hours. If the order does not take place within 24 hours, a fresh permission must be requested. Legal and Compliance may withdraw permission to PA Deal or direct the liquidation of any previously approved position at any time without notice in their absolute discretion.

4.
If you are an Access Person[6], you MUST seek permission in order to roll an existing position. If you are not an Access Person, you may roll an existing position without seeking permission provided you noted on your original request that the position would be rolled.

B.  When will approval be refused

Approval will be refused where the request relates to a Restricted Instrument (or underlying instrument related thereto) which is:

•    about to be traded for a Client (until after the Client trade has occurred);

•    on the “Restricted List” (which is maintained by Legal and Compliance); or

•    held in a sidepocket of a Client managed by BH-DG (where applicable).

6 The term “Access Person” has the meaning given in the firm’s Code of Ethics. If in doubt as to whether or not you are an Access Person, please refer to the firm’s Access Persons Register, or speak to Legal and Compliance.

BH-DG Systematic Trading LLP 3rd Floor, 10 Grosvenor Street, London W1K 4QB	BH-DG Systematic Trading LLP Registered Address: 4th Floor, Reading Bridge House, George Street, Reading RG1 8LS	Tel: 020 7408 5200 Fax: 020 7408 5299 Partnership No. OC355973

BH-DG Systematic Trading LLP is a limited liability partnership authorised and regulated by the Financial Conduct Authority

V. PA Dealing Policies

A.  Minimum holding period

Relevant Persons are required to hold Restricted Instruments in Personal Accounts for a minimum of 30 days the “Initial Period.” You may put a stop-loss in place but if the stop-loss is triggered during the Initial Period you will not be permitted to trade again in the same investment for 30 calendar days thereafter. A stop-loss may only be withdrawn with the prior approval of Legal and Compliance (in its absolute discretion).

B.  Proportionality and appropriateness

PA Dealing should only be carried out in a proportionate manner. Legal and Compliance will monitor trading activity for appropriateness and will consider the size of trades versus the net worth of the Relevant Person and frequency of trading relative to the demands of the Relevant Person’s responsibilities to BH-DG and its Clients (where applicable). Legal and Compliance may discuss any PA Dealing activity considered excessive with the Board and will take appropriate action.

VI.  Reporting Requirements

In order to provide BH-DG with information to satisfy its regulatory reporting obligations, each Relevant Person must submit the following information to Legal and Compliance:

A.  Confirmations and Broker Statements Must Be Provided

As a Relevant Person you MUST:

(i)
within 30 days of any PA Dealing occurring, disclose individual deal tickets via the firm’s online PA Dealing system. Individual deal tickets should be submitted in PDF format and MUST contain the following information:

1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of Restricted Instruments and the principal amount of each Restricted Instrument involved;

2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3) the price of the Restricted Instrument at which the transaction was effected;

4) the name of the broker, dealer or bank with or through which the transaction was effected; and

5) the date that the report is submitted by the Relevant Person.

Do not forget to tag your individual deal tickets in the online system to the PA Dealing requests to which they relate. Do not forget that if you are a member, employee, consultant or secondee of the firm, the policy captures PA Dealing by your spouse, partner, children and any person who is financially dependent upon you.

AND

BH-DG Systematic Trading LLP 3rd Floor, 10 Grosvenor Street, London W1K 4QB	BH-DG Systematic Trading LLP Registered Address: 4th Floor, Reading Bridge House, George Street, Reading RG1 8LS	Tel: 020 7408 5200 Fax: 020 7408 5299 Partnership No. OC355973

BH-DG Systematic Trading LLP is a limited liability partnership authorised and regulated by the Financial Conduct Authority

(ii)
if you are an Access Person, within 30 days of the end of each calendar quarter, disclose details of any new account you establish in which any Restricted Instruments were held for your direct or indirect benefit during that calendar quarter. For the avoidance of doubt, this must include accounts established by your spouse, partner, children and any person who is financially dependent upon you. Such disclosure must be made via the firm’s online PA Dealing system and MUST contain the following information:

(a) the name of the broker, dealer or bank with whom you established the account;

(b) the date the account was established; and

(c) the date that the report is submitted by you.

AND

(iii)
if you are an Access Person, within 45 days of the end of each calendar year, disclose a statement of your annual total holdings as at 31  December of that calendar year. For the avoidance of doubt, your total holdings in Restricted Instruments must include total holdings in Restricted Instruments (if any) held by your spouse, partner, children and any person who is financially dependent upon you. Your annual total holdings statement must be disclosed in PDF format via the firm’s online PA Dealing system and MUST contain the following information:

(A) the title, number and principal amount of each Restricted Instrument in which you have any direct or indirect beneficial ownership;

(B) the name of any broker, dealer or bank with whom you maintain an account in which any Restricted Instruments are held for your direct or indirect benefit; and

(C) the date that the report is submitted by you.

Provided the required information is included, the annual statement may take the form of annual statements provided by your broker, dealer or bank or may be provided in the form of Attachment B provided at the end of this policy.

B.  Initial holdings declaration

All new staff are required to make a declaration of their holdings of Restricted Instruments within 10 business days of joining BH-DG (which must be current as of a date no more than 45 days prior to joining BH-DG). The relevant form is attached at the end of this Policy (Attachment A). The declaration must include the holdings of their spouse, partner, children and any person who is financially dependent upon them. Your Initial Holdings declaration must be disclosed in PDF format via the firm’s online PA Dealing system.

C.  Outside interests - initial declaration and ongoing obligation

All staff are required to make a declaration of their outside interests within 10 business days of joining BH-DG (whether active or not). All staff are also required to seek approval by email from Legal and Compliance before accepting any additional outside interests. Please note that if you do not comply with this requirement you will also be in breach of your employment terms and conditions.

BH-DG Systematic Trading LLP 3rd Floor, 10 Grosvenor Street, London W1K 4QB	BH-DG Systematic Trading LLP Registered Address: 4th Floor, Reading Bridge House, George Street, Reading RG1 8LS	Tel: 020 7408 5200 Fax: 020 7408 5299 Partnership No. OC355973

BH-DG Systematic Trading LLP is a limited liability partnership authorised and regulated by the Financial Conduct Authority

PA Declaration

All staff are required to sign the following declaration:

I hereby represent (each representation being deemed to be repeated each time I PA Deal) to BH-DG that:

(i)	I know of no reason why my PA Dealing activity conflicts with (a) any duty owed by me or BH-DG to any Client or (b) the best interests of any Client;

(ii)
I have considered carefully whether any information that I have in relation to any of the instruments I am PA Dealing might be considered to be price sensitive information not generally available to the public and confirm that I do not have any such information;

(iii)	my PA Dealing activity does not breach any of the provisions of the FCA’s Market Abuse regime or the insider dealing laws of the UK, US or any other country;

(iv)	my PA Dealing activity and any requests in relation thereto comply with both the spirit and the letter of BH-DG’s PA Dealing Policy; and

(v)	I understand that any breach of BH-DG’s PA Dealing Policy may constitute gross misconduct and lead to summary dismissal as well as possible regulatory action by the FCA, CFTC and SEC.

Please acknowledge receipt by signing and returning this form to Legal and Compliance.

Signed:

Print Name:

Date:

BH-DG Systematic Trading LLP 3rd Floor, 10 Grosvenor Street, London W1K 4QB	BH-DG Systematic Trading LLP Registered Address: 4th Floor, Reading Bridge House, George Street, Reading RG1 8LS	Tel: 020 7408 5200 Fax: 020 7408 5299 Partnership No. OC355973

BH-DG Systematic Trading LLP is a limited liability partnership authorised and regulated by the Financial Conduct Authority

Attachment A

NEW STAFF INITIAL DECLARATION OF RESTRICTED INSTRUMENTS & OUTSIDE INTERESTS

Account Title and Broker/Dealer/Bank	Account Number	Title of instrument (name of stock or holding)	Type of instrument (stock, bond, option etc.)	Ticker Symbol or CUSIP number (where relevant)	Quantity	Currency and Value or Principal Amount (or price per tick for spread bets)

The declaration must be completed within 10 days of your date of employment. The declaration must also include the holdings of Restricted Instruments of your spouse, partner, children and any person who is financially dependent upon you. If preferred, brokerage statements may be attached to this form. Please ensure that positions declared are no more than 45 days old. Please ensure full details are provided to identify each line of stock, including, where applicable, maturity date. Please refer to the PA Dealing Policy for the definition of a Restricted Instrument.

Outside Interests:
Entity Name	Type of Business	Role	Nature and extent of responsibilities	Time Commitment	Remunerated?

Please include any outside interests (directorships, partnerships, trusteeships etc.)
Attachment B

I certify that this is a complete and accurate disclosure of all my positions in Restricted Instruments (as defined in BH-DG’s PA Dealing Policy) as at
Signed………………………………………………Date……………………………….
Print Name:………………………………………...

BH-DG Systematic Trading LLP 3rd Floor, 10 Grosvenor Street, London W1K 4QB	BH-DG Systematic Trading LLP Registered Address: 4th Floor, Reading Bridge House, George Street, Reading RG1 8LS	Tel: 020 7408 5200 Fax: 020 7408 5299 Partnership No. OC355973

BH-DG Systematic Trading LLP is a limited liability partnership authorised and regulated by the Financial Conduct Authority

ANNUAL DECLARATION OF RESTRICTED INSTRUMENTS

The purpose of this document is to ensure that all BH-DG Systematic Trading LLP Access Persons have reported all holdings of Restricted Instruments (as defined in the Personal Account Dealing Policy) in which they have any direct or indirect beneficial ownership.

Name of Access Person:	SSN / National ID:

Business Location:	Business Phone #:	Business Fax #:

Town, County & Postcode:

(Choose One)

☐	I confirm that I do not have any direct or indirect beneficial ownership of any Restricted Instruments.

☐	The attached list includes all Restricted Instruments in which I have a direct or indirect beneficial ownership. This information is accurate as of the date hereof.

Signature of Access Person

Date

BH-DG Systematic Trading LLP 3rd Floor, 10 Grosvenor Street, London W1K 4QB	BH-DG Systematic Trading LLP Registered Address: 4th Floor, Reading Bridge House, George Street, Reading RG1 8LS	Tel: 020 7408 5200 Fax: 020 7408 5299 Partnership No. OC355973

BH-DG Systematic Trading LLP is a limited liability partnership authorised and regulated by the Financial Conduct Authority

Annual Holdings Report

Account Title and Broker/Dealer/Bank	Account Number	Title of Instrument (name of stock or holding)	Type of Instrument (stock, bond, option, etc.)	Ticker symbol or CUSIP number	Quantity	Currency and Value or Principal Amount (or price per tick for spread bets)

Please attach additional copies of this sheet, if necessary.

BH-DG Systematic Trading LLP 3rd Floor, 10 Grosvenor Street, London W1K 4QB	BH-DG Systematic Trading LLP Registered Address: 4th Floor, Reading Bridge House, George Street, Reading RG1 8LS	Tel: 020 7408 5200 Fax: 020 7408 5299 Partnership No. OC355973

BH-DG Systematic Trading LLP is a limited liability partnership authorised and regulated by the Financial Conduct Authority

Attachment 2

Code of Ethics

Acknowledgement and Disclosure Statement

For: Initial Acknowledgement

I hereby certify to BH-DG Systematic Trading LLP (“BH-DG”) that, I have received, read and understand the Code of Ethics (“Code”) of BH-DG.

Date:

Signature

Print Name

For: Annual Certification

In accordance with the requirements of BH-DG’s Code, I hereby certify, as a condition of my employment:
(1)          I have complied with the requirements of the Code;
(2)          I have disclosed or reported all personal transactions and holdings as required under the Code and BH-DG’s Personal Account Dealing Policy; and
(3)          I have received, read and understand the Code and I recognize that I am subject to it.

Date:

Signature

Print Name